Exhibit 99.1

Watsco Operating Profit Jumps 19% During First Quarter

Record Sales Leads to Share Gains

MIAMI, Florida – (BUSINESS WIRE), April 30, 2012 – Watsco, Inc. (NYSE:WSO) today reported results for the first quarter ended March 31, 2012.

Earnings per share (adjusted for acquisition-related expenses in 2012) increased 14% to 24 cents per diluted share (23 cents on a GAAP basis). Net income increased 13% to $8.5 million versus $7.5 million last year. Operating income improved 19% to $20 million with an operating margin of 3.2%. On a same-store basis, operating income increased 7% to $18 million with an operating margin of 3.1%.

Revenues grew 19% to a record $634 million and increased 7% on a same-store basis, reflecting 12% growth in sales of air conditioning and heating (HVAC) equipment (60% of sales), a 1% decline in sales of other HVAC products (34% of sales) and an 11% increase in sales of commercial refrigeration products (6% of sales).

Gross profit increased 12% to a record $151 million with a gross profit margin of 23.8%. On a same-store basis, gross profit increased 1% with gross profit margin declining 140 basis-points to 23.9%, reflecting the stronger sales mix of HVAC equipment, which generate lower margins than non-equipment products, and the timing of inventory purchases, which had a consequential impact on vendor discounts and rebates. Selling, general and administrative (SG&A) expenses increased 11% to $131 million and as a percentage of sales declined 150 basis-points to 20.6%. Excluding new locations, SG&A was flat on a year over year basis at $118 million.

It is important to note that the first quarter of each calendar year is the seasonal low point for sales and profits due to the magnitude of the replacement market for air conditioning, heating and refrigeration systems during the second and third quarters of each calendar year. Accordingly, the Company’s first quarter financial results are disproportionately affected by this seasonality and the overall general economic conditions.

Albert Nahmad, Watsco’s President & Chief Executive Officer stated: “Watsco achieved strong sales and earnings growth during the quarter and I am especially proud of the share gains that our team was able to accomplish. We performed well in all areas of the HVAC equipment market from residential unitary through commercial. This performance was a result of our people working hard to provide a great customer experience for our contractors, which we will continue to enhance and improve in the months and years ahead.”

Mr. Nahmad added: “We are focused on our basic fundamentals as we head into the summer selling season – gaining share for our supplier partners, improving operating efficiency and having the inventories and people in place to best serve our contractor customers.”

The Company generated operating cash flow of $9 million during the quarter versus a cash flow use of $45 million in 2011, a positive cash flow swing of $54 million. The Company expects to meet or exceed its annual target of generating cash flow greater than net income in 2012. Since 2000, operating cash flow was approximately $900 million compared to net income of approximately $750 million, far surpassing the Company’s stated goal. At March 31, 2012, cash and cash equivalents were $18 million and borrowings were $43 million.

Dividends paid during the quarter increased 21% to $20 million. In January 2012, the Company raised its quarterly dividend rate 9% to 62 cents per share. Watsco has paid dividends for more than 38 consecutive years and 2012 will mark the eleventh year of paying increasing dividends.

Outlook for 2012

Watsco’s outlook for 2012 diluted earnings per share is within the range of $3.25 to $3.40 per diluted share, representing a prospective growth rate of 19% to 24% over 2011’s results.

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (EDT) on April 30, 2012 to discuss its first quarter results. The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the webcast, you may listen via telephone. The dial-in number for callers in the United States is (866) 740-9405; the dial-in number for callers outside of the United States is (702) 696-4900.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store sales and adjusted diluted earnings per share. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. A reconciliation of adjusted diluted earnings per share to diluted earnings per share appears in the pages that follow. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 575 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $35 billion marketplace in the Americas for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2012	2011
Revenues	$633,512	$534,339
Cost of sales	482,890	399,353

Gross profit	150,622	134,986
Gross profit margin	23.8%	25.3%

SG&A expenses	130,713	118,276

Operating income	19,909	16,710
Operating margin	3.2%	3.2%

Interest expense, net	888	822

Income before income taxes	19,021	15,888
Income taxes	5,529	4,766

Net income	13,492	11,122
Less: net income attributable to noncontrolling interest	5,026	3,622

Net income attributable to Watsco, Inc.	$8,466	$7,500

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$8,466	$7,500
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	1,408	1,152

Earnings allocated to Watsco, Inc. shareholders	$7,058	$6,348

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	30,834,468	30,694,352

Diluted earnings per share for Common and Class B common stock	$0.23	$0.21

Reconciliation of GAAP Financial Results to Non-GAAP Measures (Unaudited)
	Quarter Ended March 31,
	2012	2011
Diluted earnings per share (GAAP)	$0.23	$0.21
Effect of acquisition-related transaction costs in 2012	0.01	—

Diluted earnings per share adjusted (Non-GAAP)	$0.24	$0.21

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2012	2011
Cash and cash equivalents	$18,057	$15,673
Accounts receivable, net	339,378	327,664
Inventories	532,432	465,349
Other	21,095	19,491

Total current assets	910,962	828,177

Property and equipment, net	40,727	39,455
Goodwill, intangibles, net and other	398,924	400,516

Total assets	$1,350,613	$1,268,148

Accounts payable and accrued expenses	$264,823	$203,020
Borrowings under revolving credit agreements	42,500	20,000
Current portion of long-term obligations	16	19

Total current liabilities	307,339	223,039

Deferred income taxes and other liabilities	43,315	43,399

Total liabilities	350,654	266,438

Watsco’s shareholders’ equity	796,013	802,790
Noncontrolling interest	203,946	198,920

Shareholders’ equity	999,959	1,001,710

Total liabilities and shareholders’ equity	$1,350,613	$1,268,148

4